NAME OF REGISTRANT:
TEMPLETON DRAGON FUND, INC.
FILE NO. 811-08394

EXHIBIT ITEM NO. 77(C) MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


The Annual Meeting of Shareholders of the Templeton Dragon Fund, Inc. (the "Fund") was held at the Fund's offices, 500 E. Broward Blvd., Fort Lauderdale, Florida, on May 30, 2008. The purpose of the meeting was to elect four (4) Directors of the Fund and to consider the approval or rejection of a shareholder proposal to request that the Board of Directors consider approving, and submitting for shareholder approval at a future shareholder meeting, a proposal to convert the Fund from a closed-end fund to an open-end fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Harris J. Ashton, Ann Torre Bates, Frank J. Crothers and Constantine
D. Tseretopoulos.* No other business was transacted at the meetings.

The results of the voting at the Annual Meeting are as follows:

Proposal 1:  The election of four Directors:

                                                % OF          % OF                          % OF        % OF
                                            OUTSTANDING      VOTED                      OUTSTANDING    VOTED
  TERM EXPIRING 2011:             FOR         SHARES        SHARES        WITHHELD        SHARES      SHARES
--------------------------------------------------------------------------------------------------------------
  Harris J. Ashton............. 32,250,538     85.15%        96.67%      1,109,860          2.93%      3.33%
  Frank J. Crothers............ 32,264,767     85.19%        96.72%      1,095,531          2.89%      3.28%
  Constantine D. Tseretopoulos. 32,274,885     85.22%        96.75%      1,085,513          2.87%      3.25%

                                                % OF          % OF                          % OF        % OF
                                            OUTSTANDING      VOTED                      OUTSTANDING    VOTED
  TERM EXPIRING 2009:             FOR         SHARES        SHARES        WITHHELD        SHARES      SHARES
--------------------------------------------------------------------------------------------------------------
  Ann Torre Bates.............. 32,284,244     85.24%        96.77%      1,076,154          2.84%      3.23%


Proposal 2:  The rejection of a shareholder proposal to request that the Board of Directors consider approving, and submitting for shareholder approval at a future shareholder meeting, a proposal to convert the Fund from a closed-end fund to an open-end fund.


                                                   % OF          % OF SHARES
                                                OUTSTANDING      PRESENT AND
                                Shares Voted      SHARES           VOTING
-------------------------------------------------------------------------------
  For                           6,856,747         18.10%           42.03%
  Against                       9,458,807         24.97%           57.97%
  Abstain                         315,071          0.83%            N/A
  Broker Non-Votes             21,242,699         56.09%            N/A



* EDITH E. HOLIDAY, CHARLES B. JOHNSON, GREGORY E. JOHNSON, DAVID W. NIEMIEC, FRANK A. OLSON, LARRY D. THOMPSON AND ROBERT E. WADE ARE DIRECTORS OF THE FUND WHO ARE CURRENTLY SERVING AND WHOSE TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.